Exhibit 3.37
FILED IN THE OFFICE OF THE . STATE OF THE STATE OFNEVADA OCT 2 8 1998 Articles of Incorporate (TORKIHfTTONRSTI) STATE OF NEVADA Secretary of State Receipt IMPORTANT: Read instructions on reverse side before completing this form. TYPE OR PRINT (BLACK INK ONLY) 1. NAME OF CORPORATION: Sunterra Financial Services, Inc. 2. RESIDENT AGENT: (designated resident agent and hit s t KBkr ADIDRKSS in Nevada -where proccsa may lie service) Reno 89501 Strtctffo.Street Name 3.SHARES: (mimtw of snares the e»nporatien is authorisedto issue) Niitaberof shares with nar value 10.000Parvalue: $.01 4.GOVERNING BOARS: shall be styled as (check one): Directors City Number of shuns without par value: Trustees Bp The FIRST BOARD OF DIRECTORS shad consist of. 1 members and AM names and addresses are as follows (attach additional pages if necessary): Carol Sullivan 4080 Paradise Rd,. #15-905. Las VeEas. NV 89109 NamAddreaGry/Sta re/Zip NameAddress S. PURPOSE (optional- sw reverse parpow *I tic corr 6. 0 THER MATTERS: IKs fecm metildes the minim*] statutory requirements to incorpoj-ate under NRS 78, You miry information pursuant 7 8.037 w wry olhexinlbnnaljon you deem appropriate. If any ofthe additional information is contradictory to this form it cannot be tiled and mil be returned to you for correction. Number of maet attached 1 attach Brf6i(iM*t p* B IT tit H *n BWrt ttoa iaeokpOnUm.) Robert A. Penman Name (print) Schreeder, Wheeler & Flint, LLP .127 Peachtree St.. ME. Ste. 1600

ARTICLE VI
OTHER MATTERS
     6. PERSONAL LIABILITY OF DIRECTORS AND OFFICERS. A Director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a Director or officer, except for liability for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law or (b) the payment of distributions in violation of Section 78.300 of the Nevada Revised Statutes.

Filed in the office of	Document Number
00001590836-02
Filing Date and Time
/s/ Ross Miller	10/29/2007 6:06 AM
Ross Miller Secretary of State State of Nevada	Entity Number C24978-1998
Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY — DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 — After Issuance of Stock)
1. Name of corporation:
Sunterra Financial Services, Inc.
2. The articles have been amended as follows (provide article numbers, if available):
1. The name of the corporation is: Diamond Resorts Financial Services, Inc.
3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is: 100%
4. Effective date of filing (optional):
(must not be later than 90 days after the certificate is filed)
5. Officer Signature (Required): /s/ Frederick C Bavman
* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.
IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State [ILLEGIBLE] Amend 2007 Revised on: 01/01/07